Exhibit 99.2

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

We hereby consent to the use of our opinion letter dated August 10, 2006 to the Board of Directors of PAETEC Corp. included as Annex D-2 to the joint proxy statement/prospectus which forms a part of the Registration Statement of PAETEC Holding Corp. (“PAETEC Holding”) on Amendment No. 1 to the Form S-4 relating to the proposed mergers of (a) US LEC Corp. and a subsidiary of PAETEC Holding and (b) PAETEC Corp. and a subsidiary of PAETEC Holding, and to the references to such opinion in such joint proxy statement/prospectus under the headings “SUMMARY – Other information regarding the Mergers – Fairness Opinions Presented to the Board of Directors of PAETEC,” “THE MERGERS – Recommendation of PAETEC’s Board of Directors; PAETEC’s Reasons for the Mergers” and “THE MERGERS – Fairness Opinions Presented to the PAETEC Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Capitalink, L.C.
CAPITALINK, L.C.

Coral Gables, FL

December 22, 2006